Exhibit (a)(1)(J)

Option Exchange Program Informational Presentation June 20 – July 18, 2024

Disclaimer The statements in this presentation concerning the Option Exchange, Eligible Options, and the new RSUs are summaries and are not complete descriptions thereof. The Option Exchange is being made pursuant to the terms and conditions set forth in Karyopharm’s Tender Offer Statement on Schedule TO and the exhibits attached thereto, including the Offer to Exchange, filed with the Securities and Exchange Commission, which are available free of charge at www.sec.gov or on the Option Exchange website located at www.myoptionexchange.com. You should read these written materials carefully because they contain important information about the Option Exchange, including risks related thereto. 2 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Agenda Overview Program Details Making your Elections Key Dates and Next Steps 3 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

OVERVIEW Puja TenPas 4 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Aligning to Our Compensation Philosophy Equity awards are a key component of compensation for our employees Equity compensation helps create a close alignment between individual objectives and overall corporate goals by creating a strong linkage between employee contributions and company success. Many employees hold stock options Prior to 2022, the vast majority of equity awards granted to our employees was in the form of stock options. We have since transitioned to granting restricted stock units (RSUs) and performance stock units (PSUs). 5 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Differences Between Stock Options and Restricted Stock Units Grant Date Vest Date Exercise Date Expiration Date Date on which the Date on which an equity Date on which a grant or Date on which stock Definition vehicle is granted to a portion of a grant is holder of a stock option options expire and can decides to exercise the recipient earned no longer be exercised option When holder exercises, Equity vehicle that The closing price of stock is purchased at gives the holder the the stock on the day The right to purchase the exercise price Stock options expire Stock right to purchase a of grant sets the occurs upon vesting 10 years from date of fixed number of KPTI exercise price When the exercise price grant, or, if earlier, Options shares of stock at a No tax implications is greater than the shortly following fixed price and within No tax implications on vest date market price for our termination of service a fixed time period. on date of grant stock, this is referred to as “underwater” Shares of stock are RSUs become actual earned and delivered Restricted Equity vehicle that No tax implications upon vesting shares of stock at vests into shares of Not applicable vesting and expire on Stock Units KPTI stock over time on date of grant termination of service Taxable event on vest prior to vesting date 6 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Eligible Stock Options Karyopharm’s share price has declined over recent years, leaving Eligible Options underwater. Eligible Options are stock options granted prior to December 31, 2022 to U.S. employees, excluding executive officers, with an exercise price greater than $3.35. The exercise prices of Eligible Options range from $3.40—$35.97. KPTI Week-Ending Closing Price 2015 – To Date 7©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Option Exchange Program Karyopharm is offering a voluntary, one-time opportunity to exchange Eligible Options for new RSU awards NOT There is no obligation to participate in the Option Exchange. If you decide not to PARTICIPATING participate in the Option Exchange, you don’t need to do anything. All current U.S. employees (excluding executive officers) are able to exchange Eligible Options for new RSUs. • Can be done on a grant-by-grant basis. PARTICIPATING • Eligible Options you elect to exchange will be cancelled. • A lesser number of RSUs will be granted based on pre-determined exchange ratios. • A new grant agreement will be provided through E*TRADE. 8 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

PROGRAM DETAILS Puja TenPas 9 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Program Details Who is eligible? All active U.S. employees (excluding executive officers) who hold Eligible Options as of the commencement of the Option Exchange and through July 19, 2024. Which stock options are eligible for exchange? All options held by eligible participants and granted prior to December 31, 2022 with an exercise price greater than $3.35. Also referred to as an “Eligible Option.” Can I exchange a portion of my Eligible Options? Yes. You may elect to exchange your Eligible Options on a grant-by-grant basis. No partial exchanges of any grants will be permitted. You can either exchange all options granted on a certain date, or none of those options. 10 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Program Details When will I be able to exchange my stock options? The Option Exchange period commences on June 20, 2024 and is scheduled to expire at 11:59 PM (EST) July 18, 2024. What is the grant date of the new RSUs? We expect that new RSUs received in the Option Exchange will have a grant date of July 19, 2024 based on the anticipated July 18, 2024 expiration date of the Option Exchange. When will my new RSUs vest? The new RSUs granted in the Option Exchange will vest with the first 50% vesting on the one-year anniversary of the new RSU grant date and the remaining 50% of the award vesting on the 18-month anniversary of the new RSU grant date, subject to continued service through the applicable vesting dates. 11 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Option Exchange Process: Value for Value Exchange A “value for value” exchange means that the accounting fair value of the new RSUs will be approximately equal to the fair value of the stock options that are surrendered. Eligible Options The value that you can realize from the new RSUs, or your existing Eligible Options, depends on KPTI future share price and timing of exercise. Option Exchange The number of new RSUs received in the exchange will be less than the number of shares of the underlying Eligible Options exchanged. This is a “value for value” exchange. New RSUs The number of new RSUs will be rounded down to the nearest whole share. Fractional shares will not be granted. 2-4 Eligible Options : RSU 12 ©2024 KARYOPHARM THERAPEUTICS INC. | CONFIDENTIAL & PROPRIETARY

Exchange Ratios For illustrative purposes only, below is a table setting forth the number of new RSUs you could receive in exchange for an Eligible Option to purchase 1,000 shares, at various exchange ratios. Exchange Ratios for Eligible Options Number of Shares Exercise Price Range Subject to Eligible Exchange Ratio Number of New RSUs per Share Options 1,000 $3.36—$7.50 2 : 1 500 1,000 $7.51—$25.00 3 : 1 333 1,000 $25.01+ 4 : 1 250 13 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Exchange Ratio Example This chart illustrates the concept of the crossover or “break even” price. Below this price, the new RSUs will provide more value, and above this price, the Eligible Options will provide more value (example for illustrative purposes only) 14 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Your Choice Participation The choice to participate in the Option Exchange is solely up to you. If you do not participate in the Option Exchange, the Eligible Options that you currently hold will remain outstanding with their original terms. If you do not elect to participate in the Option Exchange, you do not need to take any action at this time. No Recommendation Although the Karyopharm Board of Directors has approved this Option Exchange, neither Karyopharm, the members of our Board of Directors, nor our management are making any recommendations as to whether you should participate in the Option Exchange. 15 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

U.S. Taxation We strongly recommend that you consult with your own legal counsel, accountant, financial and/or tax advisor(s) to determine the personal tax consequences of participating in the Option Exchange. Choosing to participate in the Option Exchange will not give rise to an immediate taxable event for U.S. income tax purposes. If you elect to exchange your outstanding Eligible Options, the new RSUs will be taxed as ordinary income upon vesting of the new RSUs for U.S. income tax purposes. Tax considerations may vary depending on each individual’s circumstances. 16 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

MAKING YOUR ELECTIONS Infinite Equity 17 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Overview The Option Exchange program will begin on June 20, 2024, and your final elections must be received prior to the deadline, which is scheduled for 11:59 PM (EST) on July 18, 2024. If no elections are made, none of your Eligible Options will be exchanged for new RSUs. Elections Made Your elections can only be made through the Option Exchange Program website: www.myoptionexchange.com What You Can Do View offer documents and FAQs. Elect to exchange Eligible Options on a grant-by-grant basis. View the cross over point for each Eligible Option and model the value of your Eligible Options and your potential new RSUs at assumed future stock prices. Confirmation of Elections You will receive an email confirmation of your elections upon completion. You can change any previously submitted election any time during the 20-business day offer period. Once the Option Exchange has closed, only the final election will be valid. 18 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

MyOptionExchange 1. Go to www.myoptionexchange.com and click “Register as a new user” to register and create a new account. 19 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

MyOptionExchange 2. Create a new account using your work email address and selecting a password of your choice. Passwords must be a minimum of 8 characters, include both upper and lower-case letters, and at least one special character. 20 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

MyOptionExchange 3. Once you have created a new account, log in using your work email address and newly created password. MyOptionExchange utilizes two-factor identification, so each time you attempt to log in you will need to provide a verification code. The verification code will be sent to your work email address and will remain active for 30 minutes, after which a new code will need to be requested. 21 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

MyOptionExchange 4. If you need a new verification code, click “Resend Code”, otherwise, type in the verification code you received in the email. The verification code will come from info@mail.infiniteequity.com 22 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

MyOptionExchange 5. The homepage has sections for “Make My Election” and “Resources” which are also available on the lefthand side menu Refer to the “Resources” for FAQs and other helpful information. 23 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

MyOptionExchange 6. The Value Calculator is a tool to model out the value of your Eligible Options at various potential future stock prices based on which grants you choose to exchange. Click the “Value Calculator” button on the lefthand side menu of the homepage to access this tool. 24 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

MyOptionExchange 7. Click the “Election Form” link on the lefthand side menu or the “Change My Elections” button in the ‘Make My Election’ section to proceed with making your elections. 25 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

MyOptionExchange 8. You can proceed with making your elections. You will submit your elections on the Election Form page by indicating which Eligible Options you wish to exchange by selecting “Exchange” or “Do Not Exchange” in the Election column. Refer to the “Shares Underlying Option Grant” to see the number of Eligible Options in each grant and the “New RSUs” column to see the number of new RSUs the options will be exchanged into. You will need to make a selection for each Eligible Option and cannot leave the selection blank. 26 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

MyOptionExchange 9. After making your elections, you will be asked to confirm them through an electronic signature. Click the acknowledgment boxes and sign your signature. You will be sent an email confirmation after you hit “Submit”. 27 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

MyOptionExchange 10. Once you have confirmed your election you may print your election confirmation using the “Print Election Confirmation” button. When you are ready to exit your session, click the “Log Off” button. 28 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

KEY DATES AND NEXT STEPS Puja TenPas 29 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

Key Dates and Next Steps June 20, 2024 Commencement of Option Exchange July 18, 2024 (currently scheduled) Option Exchange offer period expires at 11:59 PM (EST) June 20, 2024 – July 18, 2024 Eligible employees elect whether to exchange Eligible Options on a grant-by-grant basis through the MyOptionExchange portal July 19, 2024 (expected grant date of new RSU grants) Exchanged Eligible Options canceled, and new RSUs granted Shortly thereafter, new grant agreements will be available in E*Trade/Morgan Stanley for acceptance. An email notification will be sent by E*Trade/Morgan Stanley when grants are available. Please reach out to optionexchange@karyopharm.com if you have any questions 30 ©2024 KARYOPHARM THERAPEUTICS INC. CONFIDENTIAL & PROPRIETARY

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